Exhibit 99.1

For release: May 7, 2021

Contact: Brian F. Kidd, SVP/Controller

Phone: (615) 890-2020

NHC Reports First Quarter 2021 Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE American: NHC), the nation's oldest publicly traded senior health care company, announced today net operating revenues and CARES Act income for the quarter ended March 31, 2021 totaled $250,973,000 compared to $256,124,000 for the quarter ended March 31, 2020, a decrease of 2.0%. The CARES Act funding is intended to partially offset COVID-19 expenses and lost revenues. For the first time since the beginning of the COVID-19 pandemic, the census in our skilled nursing facilities increased approximately 3.5% from the beginning of January 2021 through the end of March 2021.

For the quarter ended March 31, 2021, the reported GAAP net income attributable to NHC was $21,267,000 compared to a GAAP net loss attributable to NHC in the amount of $26,852,000 for the same period in 2020. Excluding the unrealized gains and losses in our marketable equity securities portfolio and other non-GAAP adjustments, adjusted net income for the quarter ended March 31, 2021 was $16,592,000 compared to $17,070,000 for the same period in 2020 (*). GAAP diluted earnings per share was $1.38 for the quarter ended March 31, 2021 compared to a GAAP diluted loss per share of $1.76 for the same period in 2020. Adjusted diluted earnings per share were $1.08 and $1.11 for the quarters ended March 31, 2021 and 2020, respectively (*).

(*) -          See the tables below that provide a reconciliation of GAAP to non-GAAP items.

About NHC

NHC affiliates operate for themselves and third parties 75 skilled nursing facilities with 9,463 beds. NHC affiliates also operate 24 assisted living communities, five independent living communities, one behavioral health hospital and 35 homecare programs. NHC’s other services include Alzheimer’s and memory care units, hospice services, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. Therefore, the Company believes this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC’s best judgment as of the date of this release.

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Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31
	2021	2020
	(unaudited)
Revenues and grant income:
Net patient revenues	$216,855	$244,095
Other revenues	11,369	12,029
Government stimulus income	22,749	-
Net operating revenues and grant income	250,973	256,124

Costs and expenses:
Salaries, wages and benefits	145,130	147,469
Other operating	70,153	71,668
Facility rent	10,063	10,332
Depreciation and amortization	10,161	10,438
Interest	244	412
Total costs and expenses	235,751	240,319

Income from operations	15,222	15,805

Non-operating income	6,260	8,146
Unrealized gains/(losses) on marketable equity securities	7,059	(60,392)

Income/(loss) before income taxes	28,541	(36,441)
Income tax (provision)/benefit	(7,233)	9,625
Net income/(loss)	21,308	(26,816)

Net income attributable to noncontrolling interest	(41)	(36)

Net income/(loss) attributable to National HealthCare Corporation	$21,267	$(26,852)

Net income/(loss) per common share
Basic	$1.39	$(1.76)
Diluted	$1.38	$(1.76)

Weighted average common shares outstanding
Basic	15,327,520	15,294,777
Diluted	15,390,076	15,294,777

Dividends declared per common share	$0.52	$0.52

Balance Sheet Data
(in thousands)

	March 31	Dec. 31
	2021	2020
	(unaudited)
Cash, cash equivalents and marketable securities	$318,845	$323,445
Restricted cash, cash equivalents and marketable securities	166,750	158,162
Current assets	464,618	456,755
Property and equipment, net	514,484	520,318
Total assets	1,355,312	1,362,132
Current liabilities	265,846	281,228
NHC stockholders' equity	807,064	795,177

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Selected Operating Statistics

	Three Months Ended
	March 31
	2021	2020
	(unaudited)
Skilled Nursing Per Diems:
Medicare	$537.97	$506.02
Managed Care	415.44	402.78
Medicaid	218.08	201.09
Private Pay and Other	247.49	251.61

Average Skilled Nursing Per Diem	$298.29	$279.07

Skilled Nursing Patient Days:
Medicare	91,327	105,543
Managed Care	61,911	61,556
Medicaid	279,101	344,526
Private Pay and Other	132,967	171,307

Total Skilled Nursing Patient Days	565,306	682,932

The tables below provide reconciliations of GAAP to non-GAAP items (in thousands, except per share amounts):

	Three Months Ended
	March 31
	2021	2020
	(unaudited)

Net income/(loss) attributable to National Healthcare Corporation	$21,267	$(26,852)
Non-GAAP adjustments
Unrealized (gains)/losses on marketable equity securities	(7,059)	60,392
Operating results for newly opened facilities not at full capacity (1)	245	203
Gain on acquisition of equity method investment	-	(1,707)
Stock-based compensation expense	496	466
Income tax (benefit)/provision on non-GAAP adjustments	1,643	(15,432)
Non-GAAP Net income	$16,592	$17,070

GAAP diluted earnings/(loss) per share	$1.38	$(1.76)
Non-GAAP adjustments
Unrealized (gains)/losses on marketable equity securities	(0.33)	2.92
Operating results for newly opened facilities not at full capacity (1)	0.01	0.01
Gain on acquisition of equity method investment	-	(0.08)
Stock-based compensation expense	0.02	0.02
Non-GAAP diluted earnings per share	$1.08	$1.11

(1) The newly opened facilities not at full capacity for the 2021 period presented consist of operations opened from 2019 through 2021.  The newly opened facilities for the 2020 period presented consist of operations opened from 2018 through 2020.  For both of the periods presented, one memory care facility was opened during these years.

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